EXHIBIT 99
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                                                           FOR IMMEDIATE RELEASE
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                                                                  MARCH 11, 2002

   Contacts:        J. James Gallagher, Chief Executive Officer   (253) 305-0604
                    Gary R. Schminkey, Executive Vice President and
                       Chief Financial Officer                    (253) 305-1966

                          COLUMBIA BANKING SYSTEM, INC.
                         APPROVES STOCK REPURCHASE PLAN

           TACOMA, WA - Columbia Banking System, Inc. announced today that its Board of Directors has approved a new stock repurchase program. Under the program, Columbia may repurchase up to 500,000 of its outstanding shares of Common Stock. Those shares represent approximately 4 percent of the 12,619,831 million common shares currently outstanding. Columbia intends to purchase the shares from time to time in the open market or in private transactions, under conditions which allow such repurchases to be accretive to earnings while maintaining capital ratios that exceed the guidelines for a well-capitalized financial institution.

           "The Board's decision to authorize this additional stock repurchase program illustrates our belief that Columbia common stock represents good value at recent and current prices," said J. James Gallagher, Columbia's Chief Executive Officer.

           Columbia is a Tacoma-based bank holding company whose wholly owned subsidiary is Columbia State Bank, a Washington state-chartered, full-service commercial bank, with 34 banking offices in Pierce, King, Cowlitz, Kitsap and Thurston counties. Columbia's common stock trades on the Nasdaq Stock Market under the symbol COLB.

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                    Note Regarding Forward-Looking Statements

This news release includes forward looking statements, which management believes are a benefit to shareholders. These forward looking statements describe Columbia's management's expectations regarding future events and developments such as future operating results, growth in loans and deposits, continued success of Columbia's style of banking and the strength of the local economy. The words "will," "believe," "expect," "should," and "anticipate" and words of similar construction are intended in part to help identify forward looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in Columbia's filings with the SEC, factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) local and national general and economic conditions, including the impact of the events of September 11, 2001, are less favorable than expected or have a more direct and pronounced effect on Columbia than expected and adversely affect Columbia's ability to continue its internal growth at historical rates and maintain the quality of its earning assets; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or opening or acquiring new branches are lower than expected; (4) costs or difficulties related to the integration of acquisitions are greater than expected; (5) competitive pressure among financial institutions increases significantly; (6) legislation or regulatory requirements or changes adversely affect the businesses in which Columbia is engaged.